Exhibit 99.1

Bulldog Technologies Hires National Sales Manager to Facilitate Sales of Cargo Security Systems

Enhancing of Sales and Marketing of Yard Boss Security Systems

to Homeland Security Industry

Richmond, British Columbia, Canada - August 26, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions, today announced the appointment of Pat Donohue as National Sales Manager.

Pat brings over 20 years of transportation industry technology applications and solution sales experience to Bulldog. Pat has held increasingly senior sales roles in the transportation industry, with market leaders including United Parcel Service and Logistics Technology Division (Roadnet Technologies). Pat has also held senior sales roles with Qualcomm's Wireless Business Solutions Group, ARINC Incorporated, Surface Transportation Division, and EMS Technologies' SATCOM Division.

During Pat's extensive sales career he has obtained valuable and extensive experience in all areas of surface transportation, including: fleet dispatch, asset tracking and security, and wireless communications (satellite and terrestrial). Pat holds a Bachelor of Arts Degree (Business/Finance) from Towson University, Towson, Maryland and a Master of Business Administration Degree (Marketing) from Loyola College, Baltimore, Maryland.

 "With the addition of Pat, Bulldog has added an industry veteran with an impressive sales track record of success. Given the level of accomplishment and experience Pat brings to the table, we expect him to contribute to Bulldog's success immediately, said James McMillan, Chief Operating Officer of Bulldog.

Mr. Donohue commented, "I am eager to begin executing on Bulldog's sales strategy.  We have a tremendous opportunity to address a $20 billion market with a technology that will significantly enhance security in the cargo transportation and container industry. "

-------

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless security systems for the supply chain industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. Bulldog's Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and facilities. Bulldog's wireless cargo security solution protects and monitors cargo containers, semi trailers, trucks/vans and other assets in storage or while in-transit.

For further information, visit Bulldog on the Web at www.bulldog-tech.com

Contact:

Aurelius Consulting Group, Maitland, Florida
Investor Contact:
Jeff Wadley
(888) 451-5721
(407) 644-4256
Jeff@aurcg.com
http://www.runonideas.com